Exhibit 2

FIRST AMENDMENT TO

TILLY LEVINE VOTING TRUST AGREEMENT

This FIRST AMENDMENT to the TILLY LEVINE VOTING TRUST AGREEMENT (the “Amendment”) is made and entered into as of this 4th day of December 2012, by and between Hezy Shaked (the “Trustee”) and Tilly Levine, individually, and as Trustee of the Tilly Levine Separate Property Trust established March 31, 2004 (“Shareholder”), a shareholder of Tilly’s, Inc., a Delaware corporation (“Tillys”).

RECITALS

WHEREAS, Shareholder and Trustee entered into the Tilly Levine Voting Trust Agreement on or about June 28, 2011 (the “Voting Trust”); and

WHEREAS, for estate planning purposes, Shareholder desires to transfer 680,000 shares to various parties and terminate the voting trust as to these shares (“Gifted Shares”).

NOW THEREFORE, for and in consideration of the mutual promises, covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Shareholder and Trustee amend the Voting Trust as follows:

1. Effective Date of Amendment. This Amendment shall be effective as of November 26, 2012.

2. Termination of Voting Trust. The Voting Trust shall terminate as to Gifted Shares, effective immediately prior to the transfer of the shares from Voting Trust to Reid Investments, LLC and the various individuals on November 26, 2012.

2.1. Securities Law Compliance. Pursuant to Section 7.1 (c) of the Voting Trust, Trustee has received sufficient evidence that all securities laws have been complied with concerning such transfers.

3. Notices. A copy of this Amendment and all further correspondence regarding this Voting Agreement shall be been sent to the following parties:

Trustee:

Hezy Shaked

c/o Tilly’s

10 Whatney

Irvine, CA 92618

Shareholder:

Tilly Levine, Trustee

c/o Tilly’s

10 Whatney

Irvine, CA 92618

Copy to:

TREDWAY, LUMSDAINE & DOYLE, LLP

1920 Main Street, Suite 1000

Irvine, CA 92614

Attention: Mark C. Doyle, Esq.

4. Ratification. Except as to those amendments specifically referenced herein. Trustee and Shareholder hereby ratify, confirm and approve all terms set forth in the Voting Trust.

SHAREHOLDER:

/s/ Tilly Levine		/s/ Tilly Levine
TILLY LEVINE, an individual		TILLY LEVINE, as Trustee of the Tilly Levine Separate Property Trust established March 31, 2004

TILLY’S INC., a Delaware corporation:

By:	/s/ William Langsdorf	By:
Its:	SVP - CFO	Its:

TRUSTEE:

/s/ Hezy Shaked
HEZY SHAKED

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